Exhibit 99.3

EXECUTION VERSION

DATED 25 OCTOBER 2017

between

KINGKEY NEW ERA AUTO INDUSTRY LIMITED
京基新興汽車產業有限公司
as Chargor

and

CATHAY RONG IV LIMITED
as Chargee

SHARE CHARGE

in respect of certain preferred shares of

UXIN LIMITED

THE TAKING OR SENDING BY ANY PERSON OF AN ORIGINAL OF THIS DOCUMENT INTO THE CAYMAN ISLANDS MAY GIVE RISE TO THE IMPOSITION OF CAYMAN ISLANDS STAMP DUTY

SIDLEY AUSTIN
SIDLEY

盛德律師事務所
SIDLEY AUSTIN
LEVEL 39
TWO INT'L FINANCE CENTRE
8 FINANCE STREET
CENTRAL, HONG KONG
Tel: (852) 2509 7888
Fax: (852) 2509 3110
Founded 1866

ACTIVE 225925785

TABLE OF CONTENTS

Clause	Heading	Page Number
1.	INTERPRETATION	2
2.	CHARGING CLAUSE	5
3.	RESTRICTIONS AND FURTHER ASSURANCE	6
4.	CHARGED SHARES	9
5.	GENERAL UNDERTAKINGS	10
6.	REPRESENTATIONS AND WARRANTIES	11
7.	ENFORCEMENT	13
8.	RECEIVER	14
9.	WIDE CONSTRUCTION OF ENFORCEMENT POWERS	17
10.	CHARGEE'S RIGHTS	17
11.	ORDER OF DISTRIBUTIONS	17
12.	LIABILITY OF THE CHARGEE AND DELEGATES	18
13.	POWER OF ATTORNEY	18
14.	PROTECTION OF THIRD PARTIES	19
15.	COVENANT TO PAY	19
16.	DISCHARGE OF SECURITY	22
17.	EXPENSES, STAMP DUTY AND INTEREST	22
18.	PAYMENTS	23
19.	TAX GROSS UP	24
20.	OTHER INDEMNITIES	24
21.	SET-OFF	25
22.	RIGHTS, AMENDMENTS, WAIVERS AND DETERMINATIONS	26
23.	PARTIAL INVALIDITY	26
24.	NOTICES	26
25.	CHANGES TO PARTIES	27
26.	COUNTERPARTS	28
27.	THIRD PARTY RIGHTS	28
28.	GOVERNING LAW	28
SCHEDULE 1	RIGHTS OF CHARGEE	31
SCHEDULE 2	CHARGED SHARES	33
SCHEDULE 3	FORM OF INSTRUMENT OF TRANSFER	34
SCHEDULE 4	FORM OF IRREVOCABLE DEED OF APPOINTMENT OF PROXY AND POWER OF ATTORNEY	35
SCHEDULE 5	FORM OF DEED OF IRREVOCABLE UNDERTAKING AND CONFIRMATION FROM THE CHARGED COMPANY	36

THIS DEED is dated 25 October 2017 and made

BETWEEN:

(1) **KINGKEY NEW ERA AUTO INDUSTRY LIMITED** 京基新興汽車產業有限公司, a BVI business company limited by shares incorporated under the laws of the British Virgin Islands with registered number 1954209 whose registered office is at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (the "**Chargor**"); and

(2) **CATHAY RONG IV LIMITED**, a BVI business company with limited liability (company number 1943694) incorporated under the laws of the British Virgin Islands with its registered address at 30 de Castro Street, Wickhams Cay 1, P.O. Box 4519, Road Town, Tortola, British Virgin Islands as chargee (the "**Chargee**" which expression includes its successors and permitted assigns).

BACKGROUND:

(A) The Chargor is entering into this Deed in connection with the Facility Agreement (as defined below).

(B) The Parties intend this Deed to take effect as a deed of the Chargor (notwithstanding that the Chargee may have executed it under hand only).

THIS DEED WITNESSES THE FOLLOWING:

1. **INTERPRETATION**

1.1 **Definitions**

Terms defined in the Facility Agreement (as defined below) shall, unless otherwise defined in this Deed or unless a contrary intention appears, bear the same meaning when used in this Deed and the following terms shall have the following meanings:

"**Acquisition Date**" means the date on which the Chargor becomes the registered legal owner of the Second Batch Shares.

"**Articles**" means thirteenth amended and restated memorandum of association of the Company adopted by special resolution on 28 July 2017.

"**Authorisation**" means an authorisation, consent, approval, resolution, licence, filing, notarisation, registration or exemption.

"**Charged Assets**" means the assets from time to time subject, or expressed to be subject, to the Charges.

"**Charged Shares**" means:

(a) First Batch Shares;

(b) Second Batch Shares; and

(c) any Ordinary Shares or Preferred Shares acquired by the Chargor in respect of any Charged Shares by reason of a conversion, share split, share dividend, reclassification or otherwise.

2

ACTIVE 225925785

     "Charges" means all or any of the Security created or expressed to be created by or pursuant to this Deed."Companies Ordinance" means the Companies Ordinance (Cap. 622) of the Laws of Hong Kong."Company" means Uxin Limited, an exempted company duly incorporated and validly existing under the laws of the Cayman Islands with its registered address at the offices of Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KYl-1205, Cayman Islands, defined as the "Issuer" in the Facility Agreement."CPO" means the Conveyancing and Property Ordinance (Cap. 219) of the Laws of Hong Kong."Deed" means this deed of share charge."Delegate" means a delegate or sub-delegate appointed under Clause 10.2 (Delegation)."Dividends" means, in respect of the Chargor, all present and future:  ACTIVE 225925785  3  Project U - Preference Share Charge  (a)  dividends and distributions of any kind including cash dividends, stock dividends, liquidating dividends, non-cash dividends and any other sum received or receivable in respect of any of the Charged Shares owned by the Chargor;  (b)  rights, shares, money or other assets accruing or offered by way of stock splits or reclassifications redemption, bonus, option or otherwise in respect of any of the Charged Shares owned by the Chargor;  (c)  allotments, offers, warrants and rights accruing or offered in respect of any of the Charged Shares owned by the Chargor; and  (d)  other rights and assets attaching to, deriving from or exercisable by virtue of the ownership of, any of the Charged Shares owned by the Chargor.  "Enforcement Notice" means any written notice given by the Chargee to the Chargor after the occurrence of an Event of Default which is continuing stating that the Charges have become enforceable."Event of Default" means any event or circumstance specified as such in clause 18 (Events of Defaults) of the Facility Agreement."Facility Agreement" means the Facility Agreement dated _l§_ October 2017 entered into between, among others, the Chargor as borrower and the Chargee as lender."First Batch Shares" means the 1,677,737 Series G Preferred Shares held or to be held by the Chargor;"Indebtedness" means any obligation for the payment or repayment of money, whether as principal or surety or in any other capacity and whether present or future, actual or contingent, secured or unsecured."Ordinary Shares" means the ordinary shares of the Company, par value of US$0.000 l per share.

     "Party" means a party to this Deed, and includes its successors in title, permitted assigns and permitted transferees."Preferred Shares" has the meaning given in the Articles."Receiver" means each of the receivers and/or receivers and managers appointed under this Deed or under the powers conferred on the Chargee by any law whether appointed simultaneously or to act jointly and/or severally or to act in place of any one or more receivers and/or receivers and managers previously appointed under this Deed or otherwise, and includes all delegates, attorneys or agents of any such Receiver."Second Batch Shares" means collectively the 2,000,000 Series A Preferred Shares, 1,412,053 Series B Preferred Shares and 614,755 Series C Preferred Shares held or to be held by the Chargor as of the Acquisition Date."Secured Liabilities" means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Transaction Obligor to any Secured Party under each Finance Document."Secured Party" means each of the Chargee, any Receiver or Delegate."Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or mrnngement having a similar effect."Security Period" means the period beginning on the date of this Deed and ending on the date on which all the Secured Liabilities have been irrevocably and unconditionally paid and discharged in full and in accordance with the provisions of this Deed."Series A Preferred Shares" has the meaning given in the Articles. "Series B Preferred Shares" has the meaning given in the Articles. "Series C Preferred Shares" has the meaning given in the Articles. "Series G Preferred Shares" has the meaning given in the Articles."Transaction Obligor" has the meaning given to it in the Facility Agreement.  ACTIVE 225925785  4  Project U - Preference Share Charge  1.2  Construction  (a)  The provisions of clause 1.2 (Construction) of the Facility Agreement apply to this Share Charge mutatis mutandis as if they were set out in full again here, with references to "this Agreement" being construed as references to this Deed and with such other changes as are appropriate to fit this context.  (b)  Unless a contrary indication appears, any reference or references in this Deed to:  (i)  "Chargee", "Chargor", "Obligor" and "Party" and any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;  (ii)  any form of propetiy or asset shall include a reference to all or any part of that property or asset;  (iii)  "assets" includes present and future properties, revenues and rights of every description;

   (iv)  ACTIVE 225925785  Project U - Preference Share Charge  a Charged Asset includes the proceeds of sale of that Charged Asset;  (v)  a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;  (vi)  a provision of law is a reference to that provision as amended or re-enacted from time to time;  (vii)  Clauses and Schedules are to clauses of and schedules to this Deed;  (viii)  words importing the plural include the singular and vice versa;  (ix)  words importing a gender include every gender;  (x)  an obligation not to do something will also be treated as an obligation not to permit it to be done;  (xi)  the word "including" is without limitation; and  (xii)  the words "other", "or otherwise" and "whatsoever" shall not be construed ejusdem generis or be construed as any limitation upon the generality of any preceding words or matters specifically referred to.  (c)  The Charges shall be and are "enforceable" in accordance with Clause 7(Enforcement) only.  (d)  Any covenant of the Chargor under this Deed (other than a payment obligation) remains in force during the Security Period.  (e)  In the context of the rights, powers, privileges, discretions and immunities conferred on the Chargee or a Receiver, references to "charge" or "mortgage" in any provision of the CPO shall, for the purposes of this Deed, be deemed to be references to the Charges and references to "mortgaged land" in any provision of the CPO shall, for the purposes of this Deed, be deemed to be references to the Charged Assets.  (f)  If the Chargee considers that an amount paid to it under any Finance Document or any Charge is capable of being avoided or otherwise set aside on the liquidation of the payer or otherwise, then that amount will not be considered to have been irrevocably paid for the purposes of this Deed.  1.3  Headings and Contents  The headings and the table of contents in this Deed do not affect its interpretation.  2.  CHARGING CLAUSE  2.1  General  All Security created under this Deed:is created in favour of the Chargee;is created over present and future Charged Assets;

 ACTIVE 225925785  Project U - Preference Share Charge  (c)  is created by the Chargor as beneficial owner of the Charged Assets; and  (d)  is security for the payment and discharge of all the Secured Liabilities.  2.2  Charge  The Chargor, as legal and beneficial owner and as continuing security for the payment or discharge of all Secured Liabilities, charges in favour of the Chargee by way of a first fixed charge:  (a)  all of its rights, title and interest present and future in and to the Charged Shares and the Dividends; and  (b)  all of its rights, title and interest in and to the Charged Shares and the Dividends including all benefits, present and future, actual and contingent accruing in respect of the Charged Shares and the Dividends (to the extent not effectively charged under paragraph (a) above).  2.3  Share registration  The Chargor agrees that at any time after the Charges become enforceable, the Chargee may, at the cost of the Chargor, register the Charged Shares in the name of the Chargee or its nominee or other Delegate.  2.4  Retention of documents  Subject to the release of any documents upon partial release pursuant to Clause 16 (Discharge of Security), the Chargee shall be entitled to continue to hold any document delivered to it pursuant to Clause 3.3 (Delivery of documents) until the Charges are released and if, for any reason (other than pursuant to Clause 16 (Discharge of Security)), it releases any such document to the Chargor or the Company before such time, the Chargee may by notice to the relevant Chargor require that such document be redelivered to it and the Chargor shall immediately comply with that requirement or procure that it is complied with.  3.  RESTRICTIONS AND FURTHER ASSURANCE  3.1  Security  The Chargor shall not create or attempt to create or permit to subsist any Security over or affecting the Charged Assets or any part of them, except as created by this Deed.  3.2  Disposal  The Chargor shall not (and shall not agree to) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, withdraw, transfer, assign or otherwise dispose of the Charged Assets or any part of them, except with the prior written consent of the Chargee or as permitted in the Deed of Undertaking.  3.3  Delivery of documents  (a)  Immediately upon the execution of this Deed the Chargor shall deposit with the Chargee or to its order, at such place(s) as the Chargee may from time to time direct and permit the Chargee or its nominee to hold and retain:

(i) all the original share certificates or other documents of title in respect of the First Batch Shares in suitable form for transfer by delivery and a certified copy of the register of members of the Company showing the Chargor as the registered owner of the First Batch Shares;

(ii) all instruments of transfer (undated and signed in blank) substantially in the form of Schedule 3 (*Form of Instrument of Transfer*) in respect of the First Batch Shares duly signed by or on behalf of the Chargor and other documents which may be requested by the Chargee from time to time in order to enable the Chargee or its nominees to be registered as the owner or otherwise obtain legal title to any of the Security;

(iii) a duly executed and dated deed of irrevocable appointment of proxy and power of attorney from the Chargor substantially in the form set out in Schedule 4 (*Form of Irrevocable Deed of Appointment of Proxy and Power of Attorney*); and

(iv) a signed and dated letter of irrevocable undertaking and confirmation from the Company substantially in the form set out in Schedule 5 (*Form of Deed of Irrevocable Undertaking and Confirmation from the Company*).

(b) On or promptly after the Acquisition Date, the Chargor shall deposit with the Chargee or to its order, at such place(s) as the Chargee may from time to time direct and permit the Chargee or its nominee to hold and retain:

(i) all the original share certificates or other documents of title in respect of the Second Batch Shares in suitable form for transfer by delivery and a certified copy of the register of members of the Company showing the Chargor as the registered owner of the Second Batch Shares;

(ii) all instruments of transfer (undated and signed in blank) substantially in the form of Schedule 3 (*Form of Instrument of Transfer*) in respect of the Second Batch Shares duly signed by or on behalf of the Chargor and other documents which may be requested by the Chargee from time to time in order to enable the Chargee or its nominees to be registered as the owner or otherwise obtain legal title to any of the Security;

(iii) a duly executed and dated deed of irrevocable appointment of proxy and power of attorney from the Chargor substantially in the form set out in Schedule 4 (*Form of Irrevocable Deed of Appointment of Proxy and Power of Attorney*); and

(iv) a signed and dated letter of irrevocable undertaking and confirmation from the Company substantially in the form set out in Schedule 5 (*Form of Deed of Irrevocable Undertaking and Confirmation from the Company*).

(c) In addition, the Chargor shall deliver or procure that there shall be delivered to the Chargee all other documents the Chargee considers necessary or desirable to enable the Chargee to register such Charged Assets in its name or in the name of its nominees or any Delegate, after the delivery of an Enforcement Notice.

(d) The Chargor shall promptly deliver to the Chargee certificates or other instruments representing or evidencing the Charged Assets acquired or received after the date of this Deed with instruments of transfer in blank duly executed by the Chargor. If at any time the Chargee notifies the Chargor that it requires additional instruments of

ACTIVE 225925785 7 Project U – Preference Share Charge

 ACTIVE 225925785  Project U - Preference Share Charge  8  transfer in blank, the Chargor shall promptly execute m blank and deliver the requested instrument of transfer to the Chargee.  (e)  At any time after the Charges have become enforceable, the Chargee shall have the right to complete, date and put into effect the documents referred to in paragraphs (a),(b) and (c) above and to appoint such persons as the Chargee shall think fit asdirectors of the Company.  3.4  Further assurance  The Chargor shall at its own expense promptly do whatever the Chargee requires:  (a)  to perfect (by registration or in any other way), create, maintain or protect the Charges or the priority of the Charges;  (b)  to facilitate the realisation of the Charged Assets or the exercise of any rights vested in the Chargee, any Delegate or any Receiver after the Charges become enforceable; and/or  3.5  (c) to adequately protect the Chargee's interest under this Deed.Registration and security filings  Without prejudice to the generality of Clause 3.4 (Further assurance), the Chargor shall:  (a)  immediately create and maintain a register of charges (the "Register of Charges") of the Chargor in accordance with section 162 of the BVI Business Companies Act, 2004 (as amended) to the extent this has not already been done;  (b)  assist the Chargee to register particulars of the Charges with the Registry of Corporate Affairs of the British Virgin Islands;  (c)  provide the Chargee with a certified true copy of the updated Register of Charges of the Chargor, immediately after entry of the particulars of the Charges has been made, and in any event within five (5) Business Days of the date of this Deed for the First Batch Shares and within five (5) Business Days of the Acquisition Date for the Second Batch Shares;  (d)  procure the following notation to be entered in the register of members of the Company in respect of the First Batch Shares promptly after the date of this Deed and in respect of the Second Batch Shares promptly after the Acquisition Date:  "[ ] Series [A/B/C/G] preferred shares registered in the name of KINGKEY NEW ERA AUTO INDUSTRY LIMITED * Ji!Jr!@U ijj: fom. 0-6] are charged infavour of CATHAY RONG IV LIMITED pursuant to a share charge dated [ ] 20 I 7, as amended from time to time. The date on which this annotation was entered in the Register of Members is [enter date]."immediately upon entry of such details has been made, and in any event within 15 Business Days after the date of this Deed or Acquisition Date (as the case may be), provide a certified true copy of the annotated register of members of the Company to the Chargee; and  (e)  if the Chargor becomes registered under Part 16 of the Companies Ordinance, it shall:

   (i)  Project U - Preference Share Charge  ACTIVE 225925785  register particulars of the Charges with the Companies Registry in Hong Kong, promptly upon and in any event within one (1) month of being registered under Pait 16 of the Companies Ordinance; and  (ii)  provide the Chargee with a certified true copy of the registration of charge in respect of the Charges issued by the Companies Registry in Hong Kong evidencing that the requirements under the relevant sections of the Companies Ordinance as to registration have been complied, immediately upon receipt of the same from the Companies Registry in Hong Kong.  3.6  Part 16 Companies representation  The Chargor represents and wmrnnts to the Chargee that it is not registered under Part 16 of the Companies Ordinance as of the date of this Deed.  4.  CHARGED SHARES  4.1  Voting and other rights until the Charges become enforceable  Until the Charges have become enforceable, the Chargor shall be entitled to exercise or direct the exercise of the voting and other rights attached to the Charged Shares as it sees fit provided that:(a) it does so for a purpose not inconsistent with any Finance Document; and  (b)  the exercise or failure to exercise those rights would not have a Material Adverse Effect on the value of the Charged Shares and would not otherwise prejudice the interests of the Chargee.  4.2  Voting and other rights if the Charges become enforceable  At any time after the Charges become enforceable:  (a)  the Chargee shall be entitled to exercise or direct the exercise of the voting and other rights attached to any Charged Share as it sees fit; and  (b)  the Chargor shall comply or procure the compliance with any directions of the Chargee in respect of the exercise of those rights and shall promptly following a written request by the Chargee execute and/or deliver to the Chargee such forms of proxy as it may require in connection with that exercise.  4.3  Dividends  (a)  When the Charges have become enforceable, the Chargor shall pay all Dividends (if any Dividend has been paid or made payable) to the Chargee.  (b)  All Dividends received by the Chargor contrary to the provisions of this Clause 4.3 shall be:held on trust for the benefit of the Chargee;segregated from other property or funds of the Chargor; and  (iii)  forthwith delivered to the Chargee in the same form as so received (with any necessary endorsement).

   (c)  ACTIVE 225925785  10  Project U - Preference Share Charge  The Chargor shall promptly notify the Chargee of their acquisition of, or agreement to acquire, any Charged Shares and any declaration, payment, allotment, offer or issue of any Dividend.  4.4  Communications  The Chargor shall, as soon as practicable after receipt, deliver to the Chargee a copy of every circular, notice, report, set of accounts or other documents received by it or its nominee in connection with the Charged Shares or in connection with or from the Company.  4.5  Payment of calls etc.  The Chargor must promptly pay or procure the payment of all calls, instalments or other payments due and payable in respect of any of the Charged Assets. The Chargor shall upon receipt, deliver to the Chargee a copy of every circular, notice, report, set of accounts or other documents received by it or its nominee in connection with the Charged Assets or in connection with or from the Company.  4.6  Power of attorney  If any Charged Share is not held in the Chargor's name other than pursuant to this Deed, the Chargor shall promptly execute and deliver to the Chargee an irrevocable power of attorney expressed to be given by way of security and executed as a deed by the person in whose name that Charged Share is held. That power of attorney shall appoint the Chargee and every Delegate the attorney of the holder and shall be substantially in the form of the power of attorney in Clause 13 (Power of Attorney) of this Deed.  4.7  Exchange certificates  The Chargee shall have the right at any time to exchange certificates or instruments representing or evidencing Charged Assets for certificates or instruments of smaller or larger denominations to represent any smaller or larger number of Charged Shares that may be issued to the Chargor, as may be reflected on the register of members of the Company from time to time.  5.  GENERAL UNDERTAKINGS  5.1  Authorisations(a) The Chargor shall promptly:  (i)  obtain, comply with and do all that is necessary to maintain in full force and effect; and  (ii) supply certified copies to the Chargee of,any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under this Deed and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of this Deed.  (b)  The Chargor shall promptly make or file any of the registrations specified in Clause 6.5 (Validity and admissibility in evidence) and 3.5 (Registration and security filings) within any prescribed time limit(s), if any.

     5.2  ACTIVE 225925785  11  Project U - Preference Share Charge  Compliance with laws  The Chargor shall comply in all respects with all laws to which it is subject, if failure so to comply would materially impair its ability to perform any of its obligations under this Deed.  5.3  No prejudicial conduct  The Chargor shall not do, or permit to be done, anything which would (in the opinion of the Chargee) depreciate, jeopardise or otherwise prejudice the Charges or diminish the value of the Charged Assets or the effectiveness of the Charges.  5.4  No winding up  The Chargor shall not without the prior written consent of the Chargee paiiicipate in any vote concerning a members' liquidation or compromise in respect of the Company pursuant to sections 179A and 199 of the BVI Business Companies Act, 2004 (as amended) of the British Virgin Islands or Part VI of the Insolvency Act, 2003 (as amended) of the British Virgin Islands.  6.  REPRESENTATIONS AND WARRANTIES  The Chargor, for so long as this Deed is subsisting, makes the representations and warranties set out in this Clause 6 to the Chargee on the date of this Deed.  6.1  Status and capacity  The Chargor represents and warrants that:  (a)  it is a company, duly incorporated with limited liability, validly existing and in good standing under the law of its jurisdiction of incorporation; and  6.2  (b) it has the power to own its assets and cany on its business as it is being conducted.Binding obligations  The obligations expressed to be assumed by the Chargor in this Deed and any other documents executed by it pursuant to or in connection with this Deed are legal, valid, binding and enforceable.  6.3  Non-conflict with other obligations  The entty into and performance by the Chargor of, and the transactions contemplated by, this Deed or any Finance Document do not and will not conflict with or constitute a default under or breach of:any law or regulation applicable to it;the constitutional documents of the Chargor or the Company; orany agreement or instrument binding upon it or any of its assets,nor (except for the Charges) result in the existence of, or oblige it to create, any Security over any of the Charged Assets.

 Project U - Preference Share Charge  ACTIVE 225925785  12  6.4  Power and authority  It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delive1y of, this Deed and any other documents executed by it pursuant to or in connection with this Deed.  6.5  Validity and admissibility in evidence  All Authorisations required or desirable to:  (a)  enable it lawfully to enter into, exercise its rights and comply with its obligations in this Deed;  (b)  make this Deed admissible in evidence in its jurisdiction of incorporation; and  (c)  enable it to create the Charges and to ensure that the Charges have and will have the priority and ranking which they are expressed to have,  have been obtained or effected and are in full force and effect save for the making of the appropriate filings of this Deed in accordance with Clause 3.5 (Registration and security filings) which shall be completed promptly within the relevant time limit.  6.6  Legal and beneficial ownership  The Chargor is the sole beneficial and legal owner of the relevant Charged Assets on the relevant date as specified in Schedule 2 (Charged Shares).  6.7  Shares fully paid etc.  (a)  The shares described in Schedule 2 (Charged Shares) and to the extent applicable, the other Charged Assets, are duly authorised, validly issued and fully paid and are not subject to any option to purchase or similar rights.  (b)  The Charged Assets, subject to this Deed, are transferable and not subject to any restriction by any law or contract (including any conditional or unconditional outstanding option, wairnnt or other convertible, subscription, acquisition or purchase rights granted to any person) or otherwise.  6.8  No proceedings pending or threatened  No litigation, investigation, arbitration or administrative proceedings of or before any court, arbitral body or agency is pending or, threatened by or against the Chargor with respect to this Deed or the transaction contemplated by this Deed or having a Material Adverse Effect on the Chargor's ability to observe any of its obligations hereunder.  6.9  No existing Security  Except for the Charges, no Security exists on or over the Charged Assets and the Charges are not subject to any prior or pari passu Security.JurisdictionAny judgment obtained in Hong Kong in relation to this Deed will be recognised and be enforceable by the courts of the Chargor' s jurisdiction of incorporation.Nature of Security

 Project U - Preference Share Charge  ACTIVE 225925785  13  This Deed creates those Security it purports to create and is not liable to be amended or otherwise set aside on the Chargor's liquidation or otherwise.Pari passu rankingThe Chargor' s payment obligations under this Deed rank at least pari passu with the claims of all its other unsecured and unsubordinated creditor, except for obligations mandatorily preferred by law applying to the Chargor generally.Immunity  (a)  The entry into by it of this Deed constitutes, and the exercise by it of its rights and performance of its obligations under this Deed will constitute, private and commercial acts performed for private and commercial purposes.  (b)  It will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in any jurisdiction in relation to this Deed.  6.14 No adverse consequences  (a)  It is not necessary under the laws of any jurisdiction in which the Chargor 1s incorporated or holds any asset or carries on any business:(i) in order to enable the Chargee to enforce its rights under this Deed; or  (ii)  by reason of the entry into by the Chargee or the performance by it of its obligations under this Deed,  that the Chargee should be licensed, qualified or otherwise entitled to carry on business in any jurisdiction in which the Chargor is incorporated.  (b)  The Chargee is not or will not be deemed to be resident, domiciled or carrying on business in any jurisdiction in which the Chargor is domiciled or incorporated by reason only of the ent1y into, performance and/or enforcement of this Deed.  6.15 Times for making representations and warranties  (a)  The representations and warranties set out in this Deed (including in this Clause) are made on the date of this Deed.  (b)  Unless a representation and warranty is expressed to be given at a specific date, each representation and warranty under this Deed is deemed to be repeated by the Chargor on each date during the Security Period.  (c)  When a representation and warranty is repeated, it is applied to the circumstances existing at the time of repetition.  7.  ENFORCEMENT  7.1  When enforceable  The Charges shall be enforceable and, save as may be provided in this Deed, the powers conferred to in this Deed shall be exercisable following the occurrence of an Event of Default.  7.2  Discretion

     After the Charges have become enforceable, the Chargee and any nominee of the Chargee:  ACTIVE 225925785  14  Project U - Preference Share Charge  (a)  may enforce, without demand, fmiher notice, legal process or any other action with respect to the Chargor and without first appointing a Receiver under this Deed (or notwithstanding such appointment), all or any part of any Charges (at the times, in the manner and on the terms as the Chargee thinks fit) and take possession and hold or dispose of all or any pmi of the Charged Assets; and  (b)  whether or not it has appointed a Receiver, may exercise all or any of the powers, authorities and discretions given to mmigagees and Receivers by the CPO as varied or extended by this Deed or otherwise conferred by law.  7.3  Power of sale  The statutory power of sale, of appointing a Receiver and other statutory powers conferred on mmigagees by Section 51 (Powers of mortgagee and receiver) and Section 53 (Sale by mortgagee) of the CPO and the Fourth Schedule (Powers of mortgagee and receiver) to the CPO as varied and extended by this Deed shall arise after the Charges become enforceable and no restriction imposed by any ordinance or other statutory provision in relation to the exercise of any power of sale shall apply to this Deed.  7.4  No requirement of notice period  Except as required by applicable law or other terms of this Deed (including, Clause 7.1 (When enforceable) and the latter part of this Clause 7.4), the Chargee is not required to give any prior notice of non-payment or Event of Default to the Chargor before enforcing the Charges, there is no minimum period for which Secured Liabilities must remain due and unpaid before the Charges can be enforced and Paragraph 11 of the Fomih Schedule to the CPO (Powers of Mortgagee and Receiver) (and any similar provision under other laws unless such law cannot be waived by the Chargor by this Deed under such relevant law) does not apply to this Deed.  7.5  No liability as mortgagee in possession  Nothing done by or on behalf of the Chargee or any Receiver pursuant to this Deed shall render it liable to account as a mortgagee in possession for any sums, except in the case of gross negligence, fraud or wilful misconduct on the part of the Chargee.  7.6  Vicarious liability  The Chargor may not take any proceedings against any director, officer, employee or agent of the Chargee in respect of any claim it might have against the Chargee or in respect of any act or omission of any kind (including fraud) by that officer, employee or agent in relation to this Deed or the Charges.  8.  RECEIVER  8.1  Appointment of Receiver  (a)  Without prejudice to the prov1s1ons of Clauses 7.1 (When enforceable), 7.2 (Discretion), 7.3 (Power of sale) and 7.5 (No liability as mortgagee in possession) above, the Chargee may appoint any one or more persons to be a Receiver of all or any part of the Charged Assets if the Charges have become enforceable.  (b)  Any appointment under sub-paragraph (a) above may be by deed, under seal or in writing under its hand.

   8.2  ACTIVE 225925785  15  Project U - Preference Share Charge  Removal  The Chargee may by writing under its hand remove any Receiver appointed by it and may, whenever it thinks fit, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.  8.3  Remuneration  The Chargee may fix the remuneration of any Receiver appointed by it.  8.4  Agent of Chargor  (a)  A Receiver will be deemed to be the agent of the Chargor for all purposes. The Chargor is responsible for the contracts, engagements, acts, omissions, defaults and losses of a Receiver and for liabilities incmTed by a Receiver.  (b)  The Chargee will not incur any liability (either to the Chargor or to any other person) by reason of the appointment of a Receiver or for any other reason.  8.5  Relationship with agent  To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) or by law on a Receiver may after the Charges become enforceable be exercised by the Chargee in relation to any Charged Asset without first appointing a Receiver and notwithstanding the appointment of a Receiver.  8.6  Powers of the Receiver(a) General  (i)  A Receiver has all of the rights, powers and discretions set out below in this Clause 8.6 in addition to those conferred on it by any law.  (ii)  If there is more than one Receiver holding office at the same time, each Receiver may (unless the document appointing it states otherwise) exercise all of the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receiver.  (b)  Possession  A Receiver may take immediate possession of, get in and collect any Charged Asset and without prejudice to the foregoing, cause to be registered all or any part of the Charged Assets in its own name or in the name of its nominee(s) or in the name of any purchaser(s) thereof.  (c)  Employees  (i)  A Receiver may appoint and discharge managers, officers, agents, accountants, servants, employees, workmen and others for the purposes of this Deed upon such terms as to remuneration or otherwise as it thinks fit.  (ii)  A Receiver may discharge any person appointed by the Chargor.

   (d)  Borrow money  A Receiver may raise and borrow money either unsecured or on the Security of any Charged Asset either in priority to the Security or otherwise and generally on any terms and for whatever purpose which it thinks fit.  (e)  Sale of assets  (i)  A Receiver may sell, exchange, convert into money and realise any Charged Asset by public auction or private contract and generally in any matter and on any terms which it thinks fit.  (ii)  The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over any period which it thinks fit.  (f)  Compromise  A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claim, account, dispute, question or demand with or by any person who is or claims to be a creditor of the Chargor or relating in any way to any Charged Asset.  (g)  Legal actions  A Receiver may bring, prosecute, enforce, defend and abandon any action, suit or proceedings in relation to any Charged Asset which it thinks fit.  (h)  Receipts  A Receiver may give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Charged Asset.  (i)  Delegation  A Receiver may delegate its powers in accordance with this Deed.  G)  Covenants, guarantees and indemnities  A Receiver may enter into bonds, covenants, guarantees, commitments, indemnities and other obligations or liabilities as it shall think fit, make all payments needed to effect, maintain or satisfy such obligations or liabilities and use the company seal(s) (if any) of the Chargor and the Company.  (k)  Acquisitions  A Receiver may purchase, lease, hire or otherwise acquire any assets or rights of any description that it, in its absolute discretion, considers necessary or desirable for the improvement or realisation of the whole or any paii of the Charged Assets or otherwise for the benefit of the whole or any part of the Charged Assets.  (I)  Protection of assets  ACTIVE 225925785  A Receiver may effect any repair or insurance and do any other act which the Chargor might do in the ordinary conduct of its business to protect, preserve, maintain, manage or improve any Charged Asset as it thinks fit.]6 Project U - Preference Share Charge

   (m) Other powersA Receiver may:  Project U - Preference Share Charge  ACTIVE 225925785  17  (i)  do all other acts and things which it may consider desirable or necessary for realising any Charged Asset or incidental or conductive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Deed or law;  (ii)  exercise in relation to any Charged Asset all the powers, authorities and things which it would be capable of exercising if it were the absolute beneficial owner of that Charged Asset; and  9.  (iii) use the name of the Chargor for any of the above purposes.WIDE CONSTRUCTION OF ENFORCEMENT POWERS  The powers of the Chargee under this Deed shall be constrned in the widest possible sense and all Pmties intend that the Chargee shall have powers as may be conferred (or, if not expressly conferred, as is not restricted) by any applicable law.  10.  CHARGEE'S RIGHTS  Rights of ChargeeAt any time after the Charges become enforceable, the Chargee shall have the rights set out in Schedule 1 (Rights ofChargee).DelegationThe Chargee may delegate in any manner to any person any rights exercisable by the Chargee under this Deed. Any such delegation may be made upon such terms and conditions (including power to sub-delegate) as the Chargee thinks fit.Any Receiver may delegate in any manner to any person any rights exercisable by the any Receiver under this Deed. Any such delegation may be made upon such terms and conditions (including power to sub-delegate) as any Receiver thinks fit.OtherThe Chargee shall not be obliged to exercise any of the rights or powers vested in it by this Deed.  11.  ORDER OF DISTRIBUTIONS  (a)  All amounts received or recovered by the Chargee, any Receiver or any Delegate in exercise of their rights under this Deed shall be applied in the following order of priority:  (i)  in or towards payment of or provision for all costs and expenses incurred by the Chargee, any Receiver or any Delegate under or in connection with any Finance Document and of all remuneration due to any Delegate under or in connection with this Deed;  (ii)  in or towards payment of or provision for all of the Secured Liabilities;

(iii) in or towards payment of or provision for any Secured Liabilities not covered in paragraphs (i) and (ii) above; and

(iv) in payment of the surplus (if any) to the Chargor or other person entitled to it.

(b) This Clause does not prejudice the right of the Chargee to recover any shortfall from the Chargor.

12. LIABILITY OF THE CHARGEE AND DELEGATES

(a) No Chargee, Receiver or Delegate shall (either by reason of taking possession of the Charged Assets or for any other reason and whether as mortgagee in possession or otherwise) be liable to the Chargor or any other person for any costs, losses, liabilities or expenses relating to the realisation of any Charged Assets, save for any gross negligence, fraud or wilful misconduct of the Chargee, any Receiver, any Delegate or their respective officers, employees or agents in relation to the Charged Assets.

(b) Nothing in this Deed shall be construed as placing on the Chargee any liability whatsoever in respect of any calls, instalments or other payments relating to any of the Charged Assets or any rights, shares or other securities accruing, offered or arising as aforesaid, and the Chargor shall indemnify the Chargee in respect of all calls, instalments or other payments relating to any of the Charged Assets owned by it and to any rights, shares and other securities accruing, offered or arising as aforesaid in respect of any of the Charged Assets.

13. POWER OF ATTORNEY

13.1 Appointment

The Chargor by way of security irrevocably and severally appoints the Chargee and every Delegate and any Receiver severally as his attorney (with full power of substitution) on its behalf and in its name or otherwise, at such time and in such manner as the attorney thinks fit:

(a) to do anything which the Chargor is obliged to do under this Deed (including to execute charges over, transfers, conveyances, assignments and assurances of, and other instruments, notices, orders and directions relating to, the Charged Assets); and

(b) to exercise any of the rights and powers conferred on the Chargee or any Receiver or any Delegate in relation to the Charged Assets or under this Deed, the CPO, the Companies Ordinance or generally under Hong Kong law.

13.2 Removal

The Chargee may by writing under its hand remove any Delegate appointed by it and may, whenever it thinks fit, appoint a new Delegate in the place of any Delegate whose appointment may for any reason have terminated.

13.3 Ratification

The Chargor ratifies and confirms and agrees to ratify and confirm whatever any such attorney shall do in the exercise or purported exercise of the power of attorney granted by it in Clause 13.1 (*Appointment*).

ACTIVE 225925785 18 Project U – Preference Share Charge

14. PROTECTION OF THIRD PARTIES

14.1 No duty to enquire

No person dealing with the Chargee or any Receiver or any Delegate shall be concerned to enquire:

(a) whether the power or rights conferred by or pursuant to this Deed are exercisable;

(b) whether any consents, regulations, restrictions or directions relating to such rights have been obtained or complied with;

(c) otherwise as to the propriety or regularity of acts purporting or intended to be in exercise of any such rights; or

(d) as to the application of any money borrowed or raised.

14.2 Protection to purchasers

Subject to the provisions of this Deed, all the protection to purchasers contained in Sections 52 (*Protection of purchaser*), 53 (*Sale by mortgagee*) and 55 (*Mortgagee's receipt*) of the CPO or in any other applicable legislation shall apply to any person purchasing from or dealing with the Chargee, any Delegate or any Receiver.

15. COVENANT TO PAY

15.1 Covenant to pay or discharge Secured Liabilities

The Chargor covenants that it shall on demand pay or discharge the Secured Liabilities when the Secured Liabilities become due and to indemnify the Chargee against any of the losses, costs, charges, expenses and liabilities arising from any breach or failure to pay or discharge the Secured Liabilities in accordance with their respective terms (which indemnified sums shall be treated as Secured Liabilities for the purposes of this Deed).

15.2 Potential invalidity

Neither the covenant to pay in Clause 15.1 (*Covenant to pay or discharge Secured Liabilities*), nor the Charges shall extend to or include any liability or sum which would, but for this Clause 15.2, cause such covenant or security to be unlawful under any applicable law.

15.3 Incorporation of Terms

The Clauses 7.3 (*Default interest*), 9 (Tax gross up and indemnities), 11.1 (*Currency indemnity*), 23 (*Payment mechanics*) and 26 (*Calculations and certificates)* of the Facility Agreement shall apply to this Deed mutatis mutandis as if the Chargor were the Borrower and as if any reference therein to "this Agreement" or any "Finance Document" included a reference to this Deed.

15.4 Certificate of Balance

A certificate of balance signed by any duly authorised officer of the Chargee shall, in the absence of manifest error, be conclusive evidence against the Chargor of the amount of the Secured Liabilities owing at any time.

ACTIVE 225925785 19 Project U – Preference Share Charge

   Continuing SecuritySubject to Clause 16 (Discharge of Security), the Charges are continuing Security and will extend to the ultimate balance of the Secured Liabilities, regardless of any intermediate payment or discharge in whole or in part.ReinstatementIf any payment by the Chargor or any discharge given by the Chargee (whether in respect of the obligations of any person or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:  Project U - Preference Share Charge  ACTIVE 225925785  20  (a)  the liability of the Chargor and the Charges shall continue as if the payment, discharge, avoidance or reduction had not occurred;  (b)  the Chargee shall be entitled to recover the value or amount of that security or payment from the Chargor, as if the payment, discharge, avoidance or reduction had not occurred; and  (c)  the amount paid shall not be considered to have been paid for the purposes of determining whether all the Secured Liabilities have been irrevocably and unconditionally paid and discharged in full.  15.7 Waiver of defencesNeither the obligations of the Chargor under this Deed nor the Charges will be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Deed or any of the Charges (without limitation and whether or not known to it or the Chargee) including:  (a)  any time, waiver or consent granted to, or composition with, the Chargor or any other person;  (b)  the release of the Chargor or any other person under the terms of any composition or arrangement with any creditor of the Chargor or any such person;  (c)  the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce any rights against, or security over assets of, the Chargor or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security;  (d)  any death, mental or other incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status or constitution of the Chargor or any other person;  (e)  any amendment (however fundamental) or replacement of any Finance Document or any other related document or Security;  (f)  any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other related document or Security;  (g)  any insolvency, bankruptcy, liquidation, winding-up or similar proceedings (as applicable); or

   (h)  Project U - Preference Share Charge  ACTIVE 225925785  21  any other Security, guarantee or indemnity now or thereafter held by the Chargee or any other person in respect of the Secured Liabilities or any other liabilities.  Immediate recourseThe Chargor waives any right it may have of first requiring the Chargee to proceed against or enforce any other rights or Security or claim payment from any person before claiming from the Chargor under this Deed. This waiver applies irrespective of any law to the contra1y.AppropriationsUntil all the Secured Liabilities have been iITevocably paid in full and all financing or facilities which might give rise to the Secured Liabilities have been terminated or redeemed, the Chargee (or any trustee or agent on its behalf) may:  (a)  refrain from applying or enforcing any other moneys, Security or rights held or received by it (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Chargor shall not be entitled to the benefit of the same; and  (b)  hold in a suspense account any moneys received from the Chargor or on account of the Chargor's liability under this Deed.  Deferral of Chargor's rightsUntil all the Secured Liabilities have been i1Tevocably paid or discharged in full, the Chargor will not exercise any rights which it may have by reason of performance by it of its obligations under this Deed to:be indemnified by any person;  (b)  claim any contribution from any other provider of any Security for or any other guarantor of any person's obligations under or in connection with any Finance Document; and/or  (c)  take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Chargee (or any trustee or agent on its behalf) or of any guarantee or other Security taken pursuant to, or in connection with, any Finance Document.  The Chargor must hold in trust for and immediately pay or transfer to the Chargee for any payment or distribution or benefit of any Security received by it contrary to this Clause or in accordance with any directions given by the Chargee under this Clause.15.11 Additional Security  (a)  The Charges are in addition to and are not in any way prejudiced by any other guarantees or Security now or subsequently held by the Chargee.  (b)  No prior Security held by the Chargee (in its capacity as such or otherwise) over any Charged Asset will merge into the Charges.

15.12 **Security held by Chargor**

The Chargor must not, without the prior consent in writing of the Chargee, hold any Security from any other Transaction Obligor in respect of the Chargor's liability under this Deed. The Chargor will hold any Security held by it in breach of this provision on trust for the Chargee.

16. **DISCHARGE OF SECURITY**

16.1 **Release**

(a) After the Secured Liabilities have been irrevocably paid or discharged in full or as required or permitted by the Finance Documents, the Chargee shall at the request and cost of the Chargor promptly release, reassign or discharge (as appropriate) the relevant Charged Assets from the Charges within 15 Business Days.

(b) Where any of the Charged Assets has been disposed of or realised by the Chargee pursuant to its enforcement powers under this Deed, the Chargee shall only be obliged to return the share certificate(s) then representing the remaining Charged Assets not yet disposed of or realised by the Chargee pursuant to its enforcement powers under this Deed (but not necessarily the original share certificates originally delivered to the Chargee by the Chargor) with the instruments of transfer duly executed in favour of the Chargor or such other person as the Chargor may direct.

16.2 **Retention of Security**

If any amount paid or credited to the Chargee under this Deed is capable of being avoided or otherwise set aside on the liquidation or bankruptcy of the Chargor or any other person, or otherwise, that amount shall not be considered to have been paid for the purposes of determining whether all the Secured Liabilities have been irrevocably paid.

16.3 **Consolidation**

Any restrictions on the consolidation of Security shall be excluded to the fullest extent permitted by law and the Chargee shall, so far as it is lawful and subject to other provisions of this Deed, be entitled to consolidate all or any of the Charges with any other Security whether in existence on the date of this Deed or in the future.

17. **EXPENSES, STAMP DUTY AND INTEREST**

17.1 **Amendment costs**

If the Chargor requests an amendment, waiver or consent, the Chargor shall, within five (5) Business Days of demand, reimburse the Chargee (and its directors, officers, employees and agents) for the amount of all costs and expenses (including legal fees) incurred by the Chargee in responding to, evaluating, negotiating or complying with that request.

17.2 **Enforcement costs**

The Chargor shall, jointly and severally, within three (3) Business Days of demand, pay to the Chargee (and its directors, officers, employees and agents) the amount of all costs, losses, liabilities and expenses (including legal fees and fees of any experts and agents) incurred by the Chargee, any Receiver or any Delegate in relation to this Deed (including the administration, protection, realisation, enforcement or preservation of any rights under or in connection with this Deed, or any consideration by the Chargee as to whether to realise or enforce the same, and/or any amendment, waiver, consent or release).

ACTIVE 225925785 22 Project U – Preference Share Charge

     17.3 Stamp taxesThe Chargor shall jointly and severally pay and, within five (5) Business Days of demand, indemnify the Chargee (and its directors, officers, employees and agents) against any cost, loss or liability it incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of this Deed.  ACTIVE 225925785  23  Project U - Preference Share Charge  18.  PAYMENTS  DemandsAny demand for payment made by the Chargee shall be accompanied by a statement of the relevant Secured Liabilities.PaymentsAll payments by the Chargor under this Deed (including damages for its breach) shall be made in US Dollars or such other relevant currency (in the case of amounts payable under Clause 17 (Expenses, Stamp Duty and Interest)) and to such account, with such financial institution and in such other manner as the Chargee may direct.Continuation of accountsAt any time after:  (a)  the receipt by the Chargee of notice (either actual or otherwise) of any subsequent Security affecting the Charged Assets; or  (b) any step is taken in relation to the bankruptcy of the Chargor,the Chargee may open a new account in the name of the Chargor with a bank it chooses (whether or not it permits any existing account to continue). If the Chargee does not open such a new account, it shall nevertheless be treated as if it had done so when the relevant event occurred. No moneys paid into any account, whether new or continuing, after that event shall discharge or reduce the amount recoverable pursuant to this Deed.18.4 SubrogationSo long as any Charge remains outstanding:  (a)  any rights of the Chargor, by reason of the performance of any of its obligations under this Deed, the enforcement of any of the Charges or any action taken pursuant to any rights conferred by or in connection with this Deed, to be indemnified by any person, to prove in respect of any liability in the winding-up of any person or to take the benefit of or enforce any Security, guarantees or indemnities, shall be exercised and enforced only in such manner and on such terms, as the Chargee may require; and  (b)  any amount received or recovered by the Chargor (i) as a result of any exercise of any such rights or (ii) in the winding-up of any person, shall be held in trust for and immediately paid to the Chargee.

   19.  ACTIVE 225925785  24  Project U - Preference Share Charge  TAX GROSS UP  DefinitionsIn this Clause 19:"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under this Deed."Tax Payment" means an increased payment made by the Chargor to the Chargee under Clause 19.2 (Tax gross-up).Tax gross-up  (a)  The Chargor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.  (b)  The Chargor shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Chargee accordingly.  (c)  If the Tax Deduction is required by law to be made by the Chargor, the amount of the payment due from the Chargor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due ifno Tax Deduction had been required.  (d)  If the Chargor is required to make a Tax Deduction, the Chargor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.  (e)  Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Chargor shall deliver to the Chargee evidence satisfactory to the Chargee that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.  20.  OTHER INDEMNITIES  20.1 Currency indemnity  (a)  If any sum due from the Chargor under this Deed (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:(i) making or filing a claim or proof against the Chargor;  (ii)  obtaining or enforcing an order, judgment or award 111 relation to any litigation or arbitration proceedings,  the Chargor shall jointly and severally as an independent obligation, within five (5) Business Days of demand, indemnify the Chargee against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to the Chargee at the time of its receipt of that Sum provided that any payment made to the Chargee shall be in HK$.

(b) The Chargor waives any right he may have in any jurisdiction to pay any amount under this Deed in a currency or currency unit other than that in which it is expressed to be payable.

20.2 **Other indemnities**

To the fullest extent permitted by applicable law, the Chargor shall indemnify the Chargee (and its directors, officers, employees and agents), any Receiver and any Delegate against all losses, liabilities, damages, costs and expenses incurred by it or them in the execution or performance of the terms and conditions of this Deed and against all actions, proceedings, claims, demands, costs, charges and expenses (including legal fees and fees of any experts or agents) which may be incurred, sustained or arise in respect of the non-performance or non-observance of any of the undertakings and agreements of the Chargor in this Deed or in respect of any matter or thing done or omitted relating in any way whatsoever to the Charged Assets, including losses, liabilities, damages, costs and expenses suffered or incurred in connection with:

(a) the perfection, preservation, protection, enforcement, realisation or exercise, or attempted perfection, preservation, protection, enforcement, realisation or exercise, of any Security created, or any powers conferred, by this Deed or by law;

(b) the exchange of any share certificate(s) or other documents of title in respect of the Charged Assets of any denomination(s) for any share certificate(s) or other documents of title of other denomination(s); and

(c) any Charged Assets being deemed not to be freely transferable or deliverable or to be defective,

except to the extent such losses, liabilities, damages, costs and expenses suffered or incurred are caused by the gross negligence, fraud or wilful misconduct of the Chargee (and its directors, officers, employees and agents), Receiver and Delegate, and, for the avoidance of doubt, each of the indemnities in this paragraph shall survive discharge of the Secured Liabilities.

20.3 **Indemnities separate**

Each indemnity in this Deed shall:

(a) constitute a separate and independent obligation from the other obligations in any Finance Document;

(b) give rise to a separate and independent cause of action;

(c) apply irrespective of any indulgence granted by any person;

(d) continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any Obligation or any other judgment or order; and

(e) apply whether or not any claim under it relates to any matter disclosed by the Chargor or otherwise known to the Chargee.

21. **SET-OFF**

ACTIVE 225925785 25 Project U – Preference Share Charge

The Chargee may set off any matured obligation due from the Chargor under this Deed or any other Finance Document against any matured obligation owed by the Chargee to the Chargor under this Deed or any other Finance Document, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Chargee may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

22. RIGHTS, AMENDMENTS, WAIVERS AND DETERMINATIONS

22.1 Ambiguity

Where there is any ambiguity or conflict between the rights conferred by law and those conferred by or pursuant to this Deed, the terms of this Deed shall prevail.

22.2 Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of the Chargee or any Delegate any right or remedy under this Deed shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.

22.3 Amendments and waivers

Any term of this Deed may be amended or the observance of any term of this Deed may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the prior written consent of the Chargee and the Chargor.

22.4 Determinations

Any determination by or certificate of the Chargee or any Delegate under or in connection with this Deed shall be conclusive evidence of the matters to which it relates.

22.5 Chargor's Waiver

The Chargor waives, to the extent permitted under applicable law, all rights it may otherwise have to require that the Charges be enforced in any particular order or manner or at any particular time or that any sum received or recovered from any person, or by virtue of the enforcement of any of the Charges or any other Security, which is capable of being applied in or towards discharge of any of the Secured Liabilities is so applied.

23. PARTIAL INVALIDITY

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

24. NOTICES

24.1 Communications in writing

Any notice required or permitted pursuant to this Deed shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, or similar means to the address or fax number of the relevant Party as provided in Clause 24.2

ACTIVE 225925785 26 Project U – Preference Share Charge

 ACTIVE 225925785  28  Project U - Preference Share Charge  below (or at such other address as such Party may designate by five (5) days' advance written notice to the other Party given in accordance with this Clause 24).24.2 AddressesThe addresses and fax numbers for service of a notice in connection with this Deed are. To the Chargee:  Name: Address:  Facsimile: Attention: Email:  To the Chargor:  Name:  Address:  Facsimile: Attention:  CATHAY RONG IV LIMITEDSuites 2001-2005, 20/F, AIA Central, 1 ConnaughtRoad Central, Hong Kong(852) 3612 5770Kenneth Li liyinsheng@chamc.com.cn  KINGKEY NEW ERA AUTO INDUSTRY LIMITED*¥ii'Jr!lfilf ,f 05JRoom 2703-06, 27/F, Office Tower, Convention Plaza 1 Harbour Road, Wan chai, Hong Kong+852 3468 7289Judy Lam  Deemed noticeAny notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered (a) if delivered by hand, at the time of delivery; (b) if sent by pre-paid post, on the fourth (4th) Business Day after the time of posting; and (c) if given or made by fax, immediately after it has been despatched with a confirmation that all pages have been transmitted except where despatch is not on a Business Day. If a communication would otherwise be deemed to have been delivered outside normal business hours (after 5:30 p.m. on a Business Day) in the time zone of the territory of the recipient under the preceding provisions of this Clause 24, it shall be deemed to have been delivered at 9:30 a.m. on the next opening of business in the territory of the recipient. In proving service of a communication, it shall be sufficient to show that delivery by hand was made or that the envelope containing the communication was properly addressed and posted as a pre-paid letter or that the facsimile transmission was despatched and a confirmatory transmission report or other acknowledgement of good receipt was received.Exceptions relating to legal processFor the avoidance of doubt, the provisions of this Clause 24 shall not apply in relation to the service of any claim form, application notice, order, judgment or other notice of legal process relating to or in connection with any proceeding, suit or action arising out of or in connection with this Deed.  25.  CHANGES TO PARTIES  25.1 No transfer by the ChargorUnless with the prior written consent of the Chargee (which consent may be given or withheld at the absolute discretion of the Chargee), the Chargor shall not and shall not agree to transfer or assign all or any part of its rights and/or obligations under this Deed to any person.

 ACTIVE 225925785  29  Project U - Preference Share Charge  25.2 Transfer by the Chargee  (a)  The Chargee may at any time transfer or assign all or any pm1 of its rights and/or obligations under this Deed to any person.  (b)  The Chargor agrees to execute all documents and take all action that may be required by the Chargee in respect of any assignment or transfer, or proposed assignment or transfer, at the costs of the Chargee. Any such assignee or transferee shall be and be treated as a Party for all purposes of this Deed and shall be entitled to the full benefit of this Deed to the same extent as ifit were an original pm1y in respect of the rights or obligations assigned or transferred to it.  (c)  Notwithstanding any transfer or assignment by the Chargee pursuant to any Finance Document and/or this Clause 25.2, the Chargor's obligations under Clause 25.2(b) above will continue for the benefit of the assignee or successor of the Chargee.  25.3 Assignments and transfersThe Chargor:  (a)  upon request of the Chargee or any successor Chargee will execute and authorises the Chargee to execute on its behalf any and all instruments for fully vesting in and confirming to the successor Chargee all such rights and obligations; and  (b)  by way of security irrevocably authorises the Chargee to execute on its behalf any document the Chargee considers necessary in relation to the creation, or maintenance of the Charges and any transfer or assignment contemplated by this Deed or any other Finance Documents.  26.  COUNTERPARTS  This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.  27.  THIRD PARTY RIGHTS  (a)  Unless expressly provided to the contrary in the Finance Documents or this Deed, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623) (the "Third Parties Ordinance") to enforce or enjoy the benefit of any term of this Deed.  (b)  Notwithstanding any term of the Finance Documents or this Deed, the consent of any person who is not a Party is not required to rescind or vary this Deed at any time.  (c)  Any Receiver and/or Delegate may, subject to this Clause 27 and the Third Pm1ies Ordinance, rely on any clause of this Deed which expressly confers rights on it.  28.  GOVERNING LAW  28.1 Jurisdiction  (a)  The Hong Kong courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute relating to the existence, validity or termination of this Deed) (a "Dispute").

   (b)  ACTIVE 225925785  30  Project U - Preference Share Charge  The Pmties agree that the Hong Kong comts are the most appropriate and convenient comts to settle Disputes and accordingly no Pmty will argue to the contrary.  28.2 Service of process  (a)  Without prejudice to any other mode of service allowed under any relevant law, the Chargor:  (i)  irrevocably appoints Kingkey Enterprise Hong Kong Limited ( ¥- 5rt;){!; ff lt0-'§'J) as his agent under this Deed for service of process in relation to any proceedings before the Hong Kong courts in connection with this Deed; and  (ii)  agrees that failure by a process agent to notify the relevant Chargor of the process will not invalidate the proceedings concerned.  (b)  If any person appointed as process agent under this Clause 28.2 (Service of process) is unable for any reason so to act, the Chargor must promptly (and in any event within ten days of the event taking place) appoint another agent on terms acceptable to the Chargee. Failing this, the Chargee may appoint another process agent for this purpose.  Waiver of immunityThe Chargor irrevocably and unconditionally:waives all rights of immunity to which it or its assets may be entitled;agrees not to claim any immunity from:  (i)  proceedings brought in any jurisdiction against it or its assets by the Chargee in relation to a Dispute;  (ii)  recognition or enforcement in any jurisdiction of any judgment or order given in relation to a Dispute; or  (iii)  execution, attachment or other legal process in any jurisdiction against it or its assets in relation to a Dispute,  and, in each case, to ensure that no such claim is made on its behalf;  (c)  submits to the jurisdiction of any court in relation to the recognition of any judgment or order given in relation to a Dispute; and  (d)  consents generally to the enforcement in any jurisdiction of any judgment or order given in relation to a Dispute and the giving of any relief in any jurisdiction, whether before or after final judgment, including, without limitation:  (i)  relief by way of interim or final injunction or order for specific performance or recovery of any assets; and  (ii)  execution, attachment or other legal process against any assets (irrespective of their use or intended use).

 ACTIVE 225925785  31  Project U - Preference Share Charge  THIS DEED has been entered into on the date stated at the beginning of this Deed.

 ACTIVE 225925785  32  Project U - Preference Share Charge  SCHEDULE 1 RIGHTS OF CHARGEEAfter the Charges become enforceable, the Chargee shall have the right, either in its own name or in the name of the Chargor or otherwise and in such manner and upon such terms and conditions as the Chargee thinks fit, and either alone or jointly with any other person:(a) Take possessionto take possession of the Charged Assets, and to require payment to it of all Dividends including to complete any instruments of transfer and to procure the transfer of the Charged Assets into the name of the Chargee or its nominee and, if necessary, take possession of and collect the certificate(s) and/or other documents of title relating to the Charged Assets;  (b)  Deal with Charged Assets  to sell, transfer, assign, exchange or otherwise dispose of or realise the Charged Assets to any person either by public offer or auction, tender or private contract and for a consideration of any kind;  (c)  Borrow money  to b01rnw or raise money either unsecured or on the security of the Charged Assets (either inpriority to the Charges or otherwise);  (d)  Rights of ownership  to exercise and do (or permit the Chargor or any nominee of him to exercise and do) all such rights and things as the Chargee would be capable of exercising or doing if it was the absolute beneficial owner of the Charged Assets;  (e)  Claims  to settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person relating to the Charged Assets;  (f)  Legal actions  to bring, prosecute, enforce, defend and abandon actions, suits and proceedings in relation to the Charged Assets;  (g)  Redemption of Security  to redeem any Security (whether or not having priority to the Charges) over the Charged Assets and to settle the accounts of any person with an interest in the Charged Assets;  (h)  Spend money  in the exercise of any of the above powers, to spend such sums as the Chargee may think fit and the Chargor shall within three (3) Business Days of a written demand pay to the Chargee or the Receiver (as the case may be) all sums so spent together with interest on those sums at such rates as the Chargee may from time to time determine from the time they are paid or incurred, and those sums (together with such interest) shall be secured by the Charges; and

 ACTIVE 225925785  33  Project U - Preference Share Charge  (i)  Other powers  to do anything else the Chargee may think fit for the realisation of the Charged Assets or incidental to the exercise of any of the rights conferred on it under or by virtue of this Deed, the Companies Ordinance and other applicable statutory provisions and common law.

 ACTIVE 225925785  34  Project U - Preference Share Charge  SCHEDULE2 CHARGED SHARES  Column A  Column B  Column C  Column D  Relevant Date  Company  Registered shareholder(s)  Charged Shares  Date of this Deed  Uxin Limited  Kingkey New Era Auto Industry Limited * Jr!IID1 R* * §]  1,677,737 Series G Preferred Shares  Acquisition Date  Uxin Limited  Kingkey New Era Auto Industry Limited * Jr!IID1 R* * §]  2,000,000 Series A Preferred Shares, 1,412,053 Series B Preferred Shares and 614,755 Series C Preferred Shares

   SCHEDULE3FORM OF INSTRUMENT OF TRANSFERUXIN LIMITEDincorporated in the Cayman Islands Company No. [ ](the Company)SHARE TRANSFER INSTRUMENTWe, Kingkey New Era Auto Industry Limited *¥ !f.fd!ij R * ifJ'/HH0 "j§J, of [address of transferor] (the "Transferor"), for good and valuable consideration received by us from [name oftransferee], of [address of transferee] (the "Transferee"), hereby transfers to the Transferee the[number] Series [A/B/C/G] preferred shares of US$[0.0001] par value standing in our name in the share register of the Company.This share transfer instrnment is governed by Cayman Islands law.As witness the hand of a duly authorised representative of the Transferor and a duly authorised representative of the Transferee this day of ,20 .  ACTIVE 225925785  35  Project U - Preference Share Charge  Executed for and on behalf of [name of transferee]acting by its duly authorised director  Executed for and on behalf ofKingkey New Era Auto Industry Limited  ))    *¥JF.fr!JmPt:* 0"j§Jacting by its duly authorised director     (Director)  )))   (Director)

     SCHEDULE 4FORM OF IRREVOCABLE DEED OF APPOINTMENT OF PROXY AND POWER OF ATTORNEYWe, Kingkey New Era Auto Industry Limited *¥li'.Jr!Jm71:ijl:i¥ 1':l 05-l, refer to the share charge dated 2017 (the "Share Charge") entered into between you as Chargee and Kingkey New Era Auto Industry Limited *¥li'.Jr!Jm71:ijl:j¥ 1':J 05-l (the "Chargor") whereby, inter alia, the Chargor granted a fixed charge over its interest in the Charged Shares (as defined in the Share Charge) in the Company (as hereinafter defined) in favour of the Chargee.Upon delivery of an Enforcement Notice (as defined in the Share Charge) by the Chargee, we hereby irrevocably appoint[*] (and its successors or permitted assigns) as our:  ACfIVE 225925785  35  Project U - Preference Share Charge  I.  proxy to vote at meeting of the [preferred] shareholders ofUxin Limited (the "Company") in respect of any existing or further shares in the Company which may have been or may from time to time be issued and/or registered in our name; and  2.  duly authorised representative and duly appointed attorney-in-fact to sign resolutions in writing of the Company in respect of our existing or further shares in the Company which may have been or may from time to time be issued and/or registered in our name.  This proxy and this power of attorney granted hereunder are irrevocable by reason of being given for valuable consideration.IN WITNESS whereof this instrument has been duly executed as a deed this day of  EXECUTED AND DELIVEREDas a DEEDby for and on behalf ofKINGKEY NEW ERA AUTO INDUSTRY LIMITED*¥MiJl!71:iji: 1':l 05.1in the presence of:  ))))))))  Signature of WitnessName: Address: _ Occupation: _

SCHEDULE 5
FORM OF DEED OF IRREVOCABLE UNDERTAKING AND CONFIRMATION FROM THE CHARGED COMPANY

[Date]

Cathay Rong IV Limited (the "**Chargee**", which expression includes, where the context so permits, its nominees, assigns and successors)

Dear Sirs

Uxin Limited (the "**Company**")

We refer to the share charge dated ________________ 2017 (the "**Share Charge**") entered into between you as Chargee and Kingkey New Era Auto Industry Limited 京基新興汽車產業有限公司 as chargor (the "**Chargor**") whereby, *inter alia*, the Chargor granted a fixed charge over its interest in the Charged Shares (as defined in the Share Charge) in the Company in favour of the Chargee.

Unless otherwise defined herein, terms defined in the Share Charge have the same meaning in this deed poll.

This deed of undertaking and confirmation is given pursuant to the Share Charge.

1. For valuable consideration receipt of which is hereby acknowledged, the Company hereby irrevocably and unconditionally undertakes to register (and hereby permits you or your nominee(s), if you or your nominee have custody of the original register of members of the Company to register) in the Company's register of members any and all share transfers to you or your nominee in respect of the Charged Shares submitted to the Company by you if an Event of Default (as defined in the Share Charge) is subsisting and upon the delivery of an Enforcement Notice by the Chargee.

2. The Company hereby confirms that it will instruct its registered office provider to make an annotation of the existence of the Share Charge and the Charges (as defined in the Share Charge) created thereby in the Company's register of members promptly pursuant to the Share Charge.

3. The Company hereby confirms that the register of members of the Company to be provided to the Chargee pursuant to the Share Charge will be a certified true copy of the original register of members of the Company and it will not redesignate or otherwise seek to recreate the register of members.

4. The Company hereby confirms it will ensure the register of members and register of directors of the Company are kept with the current registered office provider.

IN WITNESS whereof this deed poll has been duly executed by the Company on the day and year first above written.

EXECUTED AND DELIVERED	)
as a DEED	)
by ______________________________	)
for and on behalf of	)
Uxin Limited	)
in the presence of:	)

____

ACTIVE 225925785 36 Project U – Preference Share Charge

ACTIVE 225925785  37  Project U - Preference Share Charge  Signature of WitnessName: Address: _ Occupation: _

       In ,:vitness whereof this Deed has been executed as a deed on the date stated at the beginning.  THECHARGOREXECUTED and DELIVERED as a deed by )Chen Jiarong )for and on behalf of )KINGKEY NEW ERA AUTO INDUSTRY )LIMI ED ffiJU lf[ff€ 0EJ ) )  c.bt»,\  (Wit ss signature)Witne s name: Witness address:  Preference Share Charge - signature page ofKingkey New Era Auto Industry Limited

 THECHARGEE  SIGNEDby J_.LA JIU ZHOUfor and on behalf ofCATHAY RONG IV LIMITED      l_? _1v _  Preference Share Charge - signature page of Cathay Rong IV Limited